EXHIBIT 99.1

FOR IMMEDIATE RELEASE
September 20, 2017

For further information contact:
Craig L. Montanaro, President and Chief Executive Officer, or
Eric B. Heyer, Executive Vice President and Chief Financial Officer
Kearny Financial Corp.
(973) 244-4500

KEARNY FINANCIAL CORP.
DECLARES SPECIAL CASH DIVIDEND

Fairfield, New Jersey, September 20, 2017– Kearny Financial Corp. (NASDAQ GS: KRNY) (the "Company"), the holding company of Kearny Bank (the "Bank"), announced today that the Company's Board of Directors has declared a special cash dividend of $0.12 per share, in an effort to return excess capital to our shareholders.  The special $0.12 dividend will be paid to stockholders on October 18, 2017 with a record date of October 4, 2017.

Craig Montanaro, President and Chief Executive Officer, said, "This special cash dividend demonstrates our recognition of the Company's excess capital position and our desire to utilize that capital in a way that rewards our stockholders for their continued support. As we move forward, we will continue to evaluate the benefits of stock repurchases as well as consider utilizing our excess capital for dividend payments and the organic and strategic growth of the Company."

About Kearny Financial Corp.
Kearny Financial Corp. is the parent company of Kearny Bank.  Kearny Bank operates from its administrative headquarters in Fairfield, New Jersey, and a total of 42 retail branch offices located throughout northern and central New Jersey and Brooklyn and Staten Island, New York.  At June 30, 2017, Kearny Financial Corp. had approximately $4.82 billion in total assets.